Southern Community Financial Corporation Provides Update for First Quarter 2010

Winston-Salem, NC – (MARKET WIRE) April 15, 2010 – Southern Community Financial Corporation (NASDAQ: SCMF) (NASDAQ: SCMFO), the holding company for Southern Community Bank and Trust, announced that it expects to record a provision for loan losses of approximately $10.0 million in the first quarter of 2010, compared to $18.0 million in the fourth quarter 2009, based on preliminary results.  In addition, the Company expects to record a valuation allowance on deferred tax assets of approximately $2.0 million.  The higher level of loan loss provision, combined with the valuation allowance on deferred tax assets is expected to result in a net loss available to common shareholders of approximately $5.2 million.

“The increase in our provision for loan losses during the first quarter of 2010 was primarily the result of the impairment of two commercial real estate credits, which occurred late in the first quarter,” said F. Scott Bauer, Chairman and Chief Executive Officer.  “The impairment of these two loans accounted for approximately $5.6 million of our $10.0 million provision for loan losses.  We recognized that specific reserves on these loans were required in the first quarter of 2010, and booked them as soon as the impairments were identified.  In addition, we determined that a valuation allowance on our deferred tax assets was necessary, given the uncertain outlook on credit quality and related expenses for the remainder of 2010.  We remain well capitalized, with ratios exceeding regulatory requirements.”

The allowance for loan losses is expected to increase to approximately $36.0 million, or 2.98% of total loans and 71% of nonperforming loans, compared to $29.6 million, or 2.40% of total loans and 78% of nonperforming loans at December 31, 2009.  Net charge-offs for the first quarter of 2010 are expected to be approximately $3.6 million, or 1.18% of average loans on an annualized basis, compared with $9.2 million, or 2.86% of average loans (annualized) in the fourth quarter of 2009.  Nonperforming loans as of March 31, 2010 are anticipated to be approximately $50.6 million, or 4.19% of total loans compared with $37.7 million, or 3.07% of total loans at December 31, 2009.

About Southern Community Financial Corporation

Southern Community Financial Corporation is headquartered in Winston-Salem, North Carolina and is the holding company of Southern Community Bank and Trust, a community bank with twenty-two banking offices throughout North Carolina.

Southern Community Financial Corporation’s common stock and trust preferred securities are listed on the NASDAQ Global Select Market under the trading symbols SCMF and SCMFO, respectively.  Additional information about Southern Community is available on its website at www.smallenoughtocare.com or by email at investor.relations@smallenoughtocare.com.

This news release contains forward-looking statements.  Such statements are subject to certain factors that may cause the Company’s results to vary from those expected.  These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof.  The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.

For additional information:
F. Scott Bauer - Chairman/CEO
James Hastings, Executive Vice President/CFO
(336) 768-8500